Exhibit 99a

CONTACTS: Media Inquiries
Lin Cummins
(248) 435-7112
linda.cummins@arvinmeritor.com

Investor Inquiries
Alice McGuire
(248) 655-2159
alice.mcguire@arvinmeritor.com

ArvinMeritor Reports Fourth-Quarter and Fiscal Year 2004 Results

     TROY, Mich., (Nov. 15, 2004) — ArvinMeritor, Inc. (NYSE: ARM) today reported sales of $2.0 billion and income from continuing operations of $30 million, or $0.44 per diluted share, for its fourth fiscal quarter ended Sept. 30, 2004, compared to last year’s fourth-quarter income from continuing operations of $26 million, or $0.38 per diluted share.

     As previously announced, the company plans to divest its Light Vehicle Aftermarket (LVA) and Roll Coater businesses and, as a result, LVA and Roll Coater are excluded from continuing operations and reported as discontinued operations.

     Net loss for the fourth quarter of fiscal year 2004, including discontinued operations, was $153 million, or $2.23 per diluted share. The net loss includes the previously announced non-cash goodwill impairment charge of $190 million, or $2.77 per diluted share, in the LVA business. Excluding the goodwill charge, net income would have been $37 million, or $0.54 per diluted share, compared to net income of $38 million, or $0.56 per diluted share, in the fourth quarter of fiscal year 2003, before the cumulative effect of an accounting change.

     ArvinMeritor Chairman, Chief Executive Officer and President Charles G. “Chip” McClure said, “During the quarter, our Commercial Vehicle Systems (CVS) business continued to benefit from strong global markets, and we are pleased with our top-line growth in this important segment. In an effort to minimize the risks of cyclicality in North America and accelerate growth, CVS has made significant progress in its strategy to diversify its customer base and expand its global presence. As a result of this strategy, we recently announced two joint ventures with the Volvo Group to produce axles in France.

     “The lack of availability and the price of steel continue to challenge all of our businesses as well as our entire industry. We have seen gross steel costs increase by approximately $100 million, principally in our LVS and CVS businesses during our fiscal year, of which $50 million was incurred in the fourth quarter.

     “We are committed to finding a solution and are aggressively putting actions into place to find new steel sources all over the world, to identify alternative materials and to find new ways to engineer our products. We also are working with our suppliers and customers to actively address the issue of the supply and cost of steel.”

     McClure continued, “We remain committed to cash generation and debt reduction. I am pleased that the company generated approximately $225 million in free cash flow and $100 million in net proceeds from the sales of businesses and other assets during fiscal year 2004. This cash has been used to reduce our net debt by $329 million since Sept. 30, 2003. We used an additional $54 million of operating cash flow to buy out a lease that will be part of the Roll Coater divestiture.”

Results of Continuing Operations – Fourth Quarter

     Sales increased $316 million, or 19 percent, from the prior year’s fourth quarter, and operating income was $57 million, a decline of $3 million from the same period last year. In the fourth quarter of fiscal year 2003 the company recorded a $20 million gain on the sale of a facility that was partially offset by an $11 million charge in one of its Mexican operations. The benefits from higher CVS volumes were reduced by higher steel costs. Equity in earnings of affiliates was $7 million, $5 million higher than the same period last year, primarily as a result of higher commercial vehicle affiliate earnings.

     Specific business segment financial results include:

•	Light Vehicle Systems (LVS) sales were $1,115 million, up $33 million, or three percent, from the fourth quarter of fiscal year 2003. Operating income of $9 million was down $19 million from the same period last year. Operating income was unfavorably impacted by higher steel costs and $4 million in additional environmental remediation costs associated with a former Rockwell facility. Included in operating income a year ago was the $20 million gain on the sale of the company’s exhaust tube manufacturing facility, partially offset by the $11 million charge in Mexico.

•	Commercial Vehicle Systems (CVS) sales were $899 million, up $283 million, or 46 percent, from last year’s fourth quarter, primarily as a result of stronger commercial vehicle truck and trailer volumes. North American and Western European truck and trailer volumes improved by 40 percent and 35 percent, respectively. Operating income of $48 million was $16 million, or 50 percent higher than the same period last year.

Results of Discontinued Operations – Fourth Quarter

     Sales from discontinued operations for the fourth quarter of fiscal year 2004 were $278 million, flat with the same period last year. Excluding the goodwill impairment charge, income from discontinued operations was $7 million, net of tax, down $5 million from the same period last year.

Full-Year Fiscal 2004 Results

     Sales from continuing operations for fiscal year 2004 were $8.0 billion, up $1.3 billion, or 19 percent, compared to the same period last year. Sales would have been up approximately 12 percent, or $840 million, without the effect of currency translation that increased sales by approximately $400 million and the impact of acquisitions and divestitures. Operating income for fiscal year 2004 increased six percent to $260 million, from $246 million in the same period last year. Income from continuing operations for fiscal year 2004 increased to $127 million, a 27-percent increase compared to a year ago, resulting in diluted earnings per share from continuing operations of $1.85, up from $1.48 per diluted share in the same period last year.

     The effective tax rate in fiscal year 2004 for continuing operations decreased to 25 percent, compared to 30 percent last year. The reduction was driven by legal entity restructurings, the favorable tax treatment of the sale of APA and the favorable impact of recently issued IRS regulations supporting recoverability of previously disallowed capital losses. The company expects the fiscal year 2005 effective tax rate to approximate 27 percent.

     Sales from discontinued operations for fiscal year 2004 were $1.1 billion, flat with the same period last year. Excluding the goodwill impairment charge, income from discontinued operations was $21 million, net of tax, down $16 million from the same period last year.

     Net loss including discontinued operations, for fiscal year 2004 was $42 million, or $0.61 per diluted share. Net loss includes the non-cash goodwill impairment charge of $190 million, or $2.77 per diluted share. In the fourth quarter of fiscal year 2004, the company changed its method of accounting for certain CVS inventories. This change unfavorably impacted our previously reported results in the third quarter of fiscal year 2004 by $0.03 per diluted share. Excluding the goodwill charge and the impact of the inventory accounting change, diluted earnings per share would have been $2.19 for fiscal year 2004.

Outlook

     The company’s fiscal year 2005 outlook for light vehicle production is 15.9 million vehicles in North America and 16.8 million vehicles in Western Europe. The forecast for North American Class 8 truck production is 275,000 units in fiscal year 2005, McClure said, “Our sales outlook for continuing operations in fiscal year 2005 is approximately $8.4 billion, up about five percent from fiscal year 2004.

     “While we believe our CVS business group will benefit from higher volumes, we will continue to face challenges posed by the availability and higher price of steel. We anticipate full-year diluted earnings per share from continuing operations in the range of $1.60 to $1.80.

     “For the first quarter of fiscal year 2005, our sales forecast for continuing operations is $2.0 billion, and our outlook for diluted earnings per share from continuing operations is $0.15 to $0.20,” McClure continued.

     “ArvinMeritor has a great tradition of technological innovation and exceptional customer service,” said McClure. “We have embarked on a path to focus our efforts and resources on our core competencies in the global automotive and commercial truck markets, where we can better add value for our customers and operate profitably for our shareowners. Our recent decision to divest our Light Vehicle Aftermarket and Roll Coater businesses reflects our commitment to focus on what we do best, while applying our traditional strengths in engineering and design to provide innovative solutions for our customers.

     “We will strive to meet our short-term financial and customer commitments, while at the same time providing long-term sustainability and creating opportunities to prosper. We will do this by executing a clear direction, aligning the organization to the right goals and objectives, and holding everyone accountable. While we will no doubt face some tough challenges ahead and the need to make decisions based on the realities of the market, we remain committed to exceeding the performance expectations of our customers, shareowners and employees.”

     ArvinMeritor, Inc. is a premier $8 billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. Headquartered in Troy, Mich., the company employs approximately 32,000 people at more than 150 manufacturing facilities in 27 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company’s Web site at: www.arvinmeritor.com.

# # #

     All earnings per share amounts are on a diluted basis. The company’s fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company’s fiscal year and fiscal quarters, unless otherwise stated.

     This press release contains certain non-GAAP financial measures including net debt (1) and free cash flow (2). Such measures should not be considered substitutes for any measures derived in accordance with generally accepted accounting principles, and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented on our website, www.arvinmeritor.com, in the fiscal year fourth quarter earnings conference call presentation.

Notes

(1) The company defines net debt as balance sheet debt less the fair value adjustment of debt due to interest rate swaps plus amounts outstanding under its accounts receivable securitization and factoring programs less cash.

(2) The company defines free cash flow as cash flow from operations before the change in accounts receivable securitization and factoring programs less capital expenditures.

This press release also contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad, including foreign currency exchange rates; availability and cost of raw materials; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.

     The company will host a telephone conference call and Web cast to discuss the company’s fiscal year 2004 fourth-quarter financial results on Monday, Nov. 15, 2004, at 11:00 a.m. (ET).

     To participate, call (706) 643-7449 ten minutes prior to the start of the call. Please reference ArvinMeritor when dialing in. Investors can also listen to the conference call in real time — or for 90 days by recording — by visiting www.arvinmeritor.com.

     A replay of the call will be available from 1:00 p.m., Nov. 15, until midnight, Nov. 17, 2004, by calling 1-800-642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to conference ID number 1163265. To access the listen-only audio Web cast, visit the ArvinMeritor Web site at http://www.arvinmeritor.com/ and click on the Web cast link on either the home page or the investor page.

ARVINMERITOR, INC.
STATEMENT OF OPERATIONS
(In millions, except per share amounts)

	Quarter Ended		Fiscal Year Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(Unaudited)
Sales	$2,014	$1,698	$8,033	$6,723
Cost of Sales	(1,853)	(1,568)	(7,366)	(6,132)

GROSS MARGIN	161	130	667	591
SG&A	(96)	(85)	(385)	(340)
Gain on Divestitures	—	20	20	15
Environmental Remediation Costs	(3)	—	(11)	—
Restructuring Costs	(5)	(5)	(15)	(20)
Costs for Withdrawn Tender Offer	—	—	(16)	—

OPERATING INCOME	57	60	260	246
Equity in Earnings of Affiliates	7	2	19	8
Gain on Sale of Marketable Securities	—	—	7	—
Interest Expense, Net and Other	(30)	(26)	(107)	(104)

INCOME BEFORE TAXES	34	36	179	150
Provision for Income Taxes	(4)	(11)	(44)	(45)
Minority Interests	—	1	(8)	(5)

Income From Continuing Operations	30	26	127	100
Discontinued Operations
Income from Discontinued Operations	8	12	24	37
Goodwill Impairment	(190)	—	(190)	—
Minority Interests	(1)	—	(3)	—

Income (Loss) from Discontinued Operations	(183)	12	(169)	37

Income (Loss) Before Cumulative
Effect of Accounting Change	(153)	38	(42)	137
Cumulative Effect of Accounting Change	—	(4)	—	(4)

NET INCOME (LOSS)	$(153)	$34	$(42)	$133

DILUTED EARNINGS PER SHARE
Continuing Operations	$0.44	$0.38	$1.85	$1.48
Discontinued Operations	(2.67)	0.18	(2.46)	0.54
Cumulative Effect of Accounting Change	—	(0.06)	—	(0.06)

Diluted Earnings Per Share	$(2.23)	$0.50	$(0.61)	$1.96

Diluted Shares Outstanding	68.7	68.1	68.6	67.9

Note: Prior periods have been restated for discontinued operations and the change in the method of accounting for certain inventories.

ARVINMERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(In millions)

	Quarter Ended		Fiscal Year Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(Unaudited)
Sales:
Light Vehicle Systems	$1,115	$1,082	$4,818	$4,301
Commercial Vehicle Systems	899	616	3,215	2,422

Total Sales	$2,014	$1,698	$8,033	$6,723

Operating Income:
Light Vehicle Systems	$9	$28	$112	$135
Commercial Vehicle Systems	48	32	164	111

Segment Operating Income	57	60	276	246
Costs for Withdrawn Tender Offer	—	—	(16)	—

Total Operating Income	$57	$60	$260	$246

Note: Prior periods have been restated for discontinued operations and the change in the method of accounting for certain inventories.

ARVINMERITOR, INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In millions)

	September 30,	September 30,
ASSETS	2004	2003
Cash	$132	$103
Receivables	1,478	1,208
Inventories	523	461
Other current assets	218	224
Assets of discontinued operations	615	744
Net property	1,032	1,081
Goodwill	808	776
Other assets	754	795

TOTAL ASSETS	$5,560	$5,392

LIABILITIES AND SHAREOWNERS’ EQUITY
Short-term debt	$3	$18
Accounts payable	1,366	1,143
Accrued and other current liabilities	602	534
Liabilities of discontinued operations	282	281
Other liabilities	771	889
Long-term debt	1,487	1,541
Minority interest	61	61
Equity	988	925

TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$5,560	$5,392

Note: Prior periods have been restated for discontinued operations and the change in the method of accounting for certain inventories.

ARVINMERITOR, INC.
STATEMENT OF CONSOLIDATED CASH FLOWS
(in millions)

	Twelve Months Ended
	September 30,
	2004	2003
OPERATING ACTIVITIES
Income from continuing operations	$127	$100
Adjustments to income from continuing operations
Depreciation and other amortization	183	185
Gain on divestitures	(20)	(15)
Gain on sale of marketable securities	(7)	—
Restructuring costs, net of expenditures	(3)	8
Pension and retiree medical expense	130	99
Pension and retiree medical contributions	(212)	(163)
Changes in receivables securitization and factoring	(187)	90
Changes in assets and liabilities	164	(72)

Net cash flows provided by continuing operations	175	232
Net cash flows provided by discontinued operations	44	42

CASH PROVIDED BY OPERATING ACTIVITIES	219	274

INVESTING ACTIVITIES
Capital expenditures	(152)	(173)
Acquisitions of businesses and investments, net of cash acquired	(3)	(107)
Proceeds from dispositions of property and businesses	85	104
Proceeds from sale of marketable securities	18	—
Net investing cash flows used by discontinued operations	(68)	(15)

CASH USED FOR INVESTING ACTIVITIES	(120)	(191)

FINANCING ACTIVITIES
Net change in revolving debt	(53)	26
Net change in other debt	(2)	(55)

Net change in debt	(55)	(29)
Proceeds from exercise of stock options	6	—
Cash dividends	(28)	(27)

CASH PROVIDED BY FINANCING ACTIVITIES	(77)	(56)

IMPACT OF CURRENCY ON CASH	7	20
CHANGE IN CASH	29	47
CASH AT BEGINNING OF PERIOD	103	56

CASH AT END OF PERIOD	$132	$103

Note: Prior periods have been restated for discontinued operations and the change in the method of accounting for certain inventories.